	CONTACT:	Daniel T. Hendrix President and Chief Executive Officer Patrick C. Lynch Chief Financial Officer (770) 437-6800

FOR IMMEDIATE RELEASE		Financial Dynamics: Christine Mohrmann, Jim Olecki (212) 850-5600

INTERFACE REPORTS FOURTH QUARTER AND FULL YEAR 2004 RESULTS
-- Fourth Quarter Sales Up 14.6% Year-Over-Year --
-- Fourth Quarter Orders Up 20.7% Year-Over-Year --
-- Income from Continuing Operations of $1.9 million, or $0.04 per share --

ATLANTA, Georgia, February 23, 2005 - Interface, Inc. (Nasdaq: IFSIA), a worldwide floorcoverings and fabrics company, today announced results for the fourth quarter and full year ended January 2, 2005.

Fourth quarter 2004 results included a 14.6% increase in sales to $232.6 million, from $202.9 million in the year ago period.  Operating income was $15.3 million in the fourth quarter 2004, a 29.3% increase over operating income of $11.8 million in the fourth quarter 2003.  Income from continuing operations was $1.9 million, or $0.04 per share, in the fourth quarter 2004, compared with income from continuing operations of $0.5 million, or $0.01 per share, in the fourth quarter 2003.

As previously announced, the Company is exiting the owned dealer business.  Consequently, it is reporting the results of operations for its owned Re:Source dealer businesses (as well as a small Australian dealer business and a small residential fabrics business) as “discontinued operations,” in accordance with accounting standards.  Those operations yielded a fourth quarter 2004 after-tax operating loss of $2.7 million.  The Company’s 2004 fourth quarter results also included a loss of $3.5 million, after-tax, related to the disposal of certain dealer businesses.

In comparison, in the fourth quarter of 2003, the Company recorded a charge of $1.6 million in connection with its previously-announced restructuring initiative designed to rationalize manufacturing operations in its fabrics division and further reduce worldwide workforce.  Additionally, the fourth quarter 2003 results included a loss from discontinued operations of $4.6 million, composed of a $0.8 million operating loss related to the Company’s U.S. raised/access flooring business and a $3.8 million operating loss primarily related to the dealer businesses.

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INTERFACE REPORTS FOURTH QUARTER AND FULL YEAR 2004 RESULTS	- 2 -

Net loss for the fourth quarter 2004 was $4.4 million, or $0.08 per share, compared with a net loss in the fourth quarter 2003 of $4.1 million, or $0.08 per share.

“In 2004, we benefited from record sales in our U.S. modular business, improving trends in the corporate office market, an up-tick in our broadloom business, as well as our market segmentation strategy and cost reduction initiatives,” said Daniel T. Hendrix, President and Chief Executive Officer.  “Consequently, we were able to attain year-over-year growth in both sales and operating income in every quarter in 2004.  Order activity remained robust throughout the year, with fourth quarter orders up almost 21% to $247.7 million, compared with the fourth quarter of last year.  We expect this momentum to continue in 2005.”

            Mr. Hendrix continued, “Our worldwide modular business continued to gain market share, as Interface leads and shapes the expansion of this growth market.    Sales in our worldwide modular business grew 21% for the fourth quarter 2004 because of the improving corporate office market and the success of our penetration into the non-corporate office markets.  The increasing diversity in our end-markets also enabled us to deliver broadloom sales growth of 2% in the fourth quarter 2004, while cost-cutting initiatives and improvements in manufacturing efficiencies further contributed to broadloom operating profitability.  While sales in our fabrics business for the fourth quarter 2004 were up only slightly, the business experienced a $10 million turnaround in operating profitability over the course of the year.  We expect this business to become profitable again in the first quarter of 2005, underscoring the streamlining we have worked so hard to achieve over the past several quarters.”

For the full year 2004, sales were $881.7 million, compared with $766.5 million for the same period a year ago, an increase of 15.0%.  Operating income for the full year 2004 increased to $60.7 million, from $31.4 million in the comparable period last year (after pre-tax restructuring charges of $6.2 million, or $0.08 per share after-tax, in the 2003 period).  Income from continuing operations during the full year 2004 was $6.4 million, versus a loss from continuing operations of $8.0 million, after the restructuring charge, in the full year 2003.

The full year 2004 after-tax loss from discontinued operations was $58.8 million, which included write-downs for the impairment of assets and goodwill of $17.5 million and $29.0 million, respectively, primarily related to the Re:Source dealer businesses.  The Company’s 2004 results also included a loss of $3.0 million, after-tax, related to the disposal of certain dealer businesses.  In comparison, the Company’s 2003 after-tax loss from discontinued operations was $16.4 million, which included a $12.0 million write-down for the impairment of assets related to the U.S. raised/access flooring business.   The Company also recorded an $8.8 million after-tax loss in 2003 on the disposal of that business.  Including the results of all discontinued operations, the Company reported a net loss of $55.4 million, or $1.06 per fully diluted share, for the full year 2004.  This compares with net loss of $33.3 million, or $0.66 per fully diluted share, for the full year 2003.

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INTERFACE REPORTS FOURTH QUARTER AND FULL YEAR 2004 RESULTS	- 3 -

Patrick C. Lynch, Vice President and Chief Financial Officer of Interface, commented, “Fiscal 2004 was an important year for Interface, as our results reflect the growth we have been experiencing and the operational strategies we have been executing.  This was perhaps best evidenced by our growth in operating income, which nearly doubled as compared with 2003.  During the fourth quarter of 2004, we felt the impact of higher raw material prices, and also incurred higher professional fees related to Sarbanes-Oxley compliance.  Despite these factors, we still were able to improve our fourth quarter operating margin year-over-year.  As previously announced, we are exiting our unprofitable dealer business, which will reduce our cost structure and working capital requirements and improve our cash flow.  To date, we have sold or initiated closure of 10 of our 15 dealer locations, and we expect to complete our exit activities by the end of the second quarter of 2005.”

Mr. Hendrix concluded, “We enter 2005 with a positive outlook.  Interface continues to lead the growing modular market, while our market segmentation efforts and ongoing cost management program have led to higher sales levels and significant improvements in profitability.  Based on the present trends, we expect continued sales growth and margin expansion in 2005.  While increasing raw material costs will remain a challenge, we believe that the cost reduction actions we have taken position us well for further progress.  Our focus moving into 2005 will include process improvements and continued cost management, to enhance margins in our broadloom business and enable our fabrics business to sustain profitability.      Overall, we remain confident in Interface’s growth prospects, given the fundamentals and momentum in all of our markets and the leverage that now exists in our operating model.”

The Company will host a conference call tomorrow, February 24, 2005, at 9:00 a.m. Eastern Time, to discuss its fourth quarter and full year 2004 results.  The conference call will be simultaneously broadcast live over the Internet. Listeners may access the conference call live over the Internet at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=112931&eventID=1012950 or through the Company’s website at http://www.interfaceinc.com/results/investor/.  The archived version of the conference call will be available at these sites beginning approximately one hour after the call ends through February 23, 2006 at 11:59 p.m. Eastern Time.

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INTERFACE REPORTS FOURTH QUARTER AND FULL YEAR 2004 RESULTS	- 4 -

            Interface, Inc. is a recognized leader in the worldwide interiors market, offering floorcoverings and fabrics.  The Company is committed to the goal of sustainability and doing business in ways that minimize the impact on the environment while enhancing shareholder value.  The Company is the world’s largest manufacturer of modular carpet under the Interface, Heuga, Bentley and Prince Street brands, and, through its Bentley Mills and Prince Street brands, enjoys a leading position in the high quality, designer-oriented segment of the broadloom carpet market.  The Company is a leading producer of interior fabrics and upholstery products, which it markets under the Guilford of Maine, Toltec, Intek, Chatham and Camborne brands.  In addition, the Company provides specialized fabric services through its TekSolutions business and produces InterCell brand raised/access flooring systems.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the other matters set forth in this news release are forward‑looking statements.  The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including risks and uncertainties associated with economic conditions in the commercial interiors industry as well as the risks and uncertainties discussed under the heading “Risk Factors” included in the amendment to the Company’s registration statement on Form S-4 filed with the Securities and Exchange Commission on June 28, 2004, which discussion is incorporated herein by this reference, including, but not limited to, the discussion of specific risks and uncertainties under the headings “We compete with a large number of manufacturers in the highly competitive commercial floorcovering products market, and some of these competitors have greater financial resources than we do,” “Sales of our principal products have been and may continue to be affected by adverse economic cycles in the construction and renovation of commercial and institutional buildings,” “Our success depends significantly upon the efforts, abilities and continued service of our senior management executives and our principal design consultant, and our loss of any of them could affect us adversely,” “Our substantial international operations are subject to various political, economic and other uncertainties that could adversely affect our business results, including by restrictive taxation or other government regulation and by foreign currency fluctuations,” “Our Chairman, together with other insiders, currently has sufficient voting power to elect a majority of our Board of Directors,” “Large increases in the cost of petroleum-based raw materials, which we are unable to pass through to our customers, could adversely affect us,” “Unanticipated termination or interruption of any of our arrangements with our primary third-party suppliers of synthetic fiber could have a material adverse effect on us,” “We have a significant amount of indebtedness which could have important negative consequences to us,” and “Our Rights Agreement could discourage tender offers or other transactions for our stock that could result in shareholders receiving a premium over the market price for our stock.”  Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made.  The Company assumes no responsibility to update or revise forward-looking statements made in this press release and cautions readers not to place undue reliance on any such forward-looking statements.

- TABLES FOLLOW -

INTERFACE REPORTS FOURTH QUARTER AND FULL YEAR 2004 RESULTS	- 5 -

Consolidated Statements of Income	Three Months Ended		Twelve Months Ended
(in thousands, except per share data)	2-Jan-05	28-Dec-03	2-Jan-05	28-Dec-03

Net Sales	$232,590	$202,898	$881,658	$766,494
Cost of Sales	164,432	142,324	616,297	543,251
Gross Profit	68,158	60,574	265,361	223,243
Selling, General and Administrative Expenses	52,854	47,095	204,619	185,696
Restructuring Charge	-	1,641	-	6,196
Operating Income	15,304	11,838	60,742	31,351
Interest Expense	11,271	11,394	46,023	42,820
Other Expense (Income), Net	756	(267)	4,235	1,143
Income (Loss) Before Taxes	3,277	711	10,484	(12,612)
Income Tax Expense (Benefit)	1,425	239	4,044	(4,600)
Income (Loss) from Continuing Operations	1,852	472	6,440	(8,012)
Discontinued Operations, Net of Tax	(2,748)	(4,575)	(58,815)	(16,420)
Loss on Disposal, Net of Tax	(3,492)	-	(3,027)	(8,825)
Net Loss	$(4,388)	$(4,103)	$(55,402)	$(33,257)

Earnings (Loss) Per Share – Basic
Continuing Operations	$0.04	$0.01	$0.13	$(0.16)
Discontinued Operations	(0.05)	(0.09)	(1.16)	(0.32)
Loss on Disposal	(0.07)	-	(0.06)	(0.18)
Earnings (Loss) Per Share – Basic	$(0.08)	$(0.08)	$(1.09)	$(0.66)

Earnings (Loss) Per Share – Diluted
Continuing Operations	$0.04	0.01	$0.12	$(0.16)
Discontinued Operations	(0.05)	(0.09)	(1.12)	(0.32)
Loss on Disposal	(0.07)	-	(0.06)	(0.18)
Earnings (Loss) Per Share – Diluted	$(0.08)	$(0.08)	$(1.06)	$(0.66)

Common Shares Outstanding – Basic	51,026	50,296	50,682	50,282
Common Shares Outstanding – Diluted	52,870	51,139	52,171	50,282

Orders from Continuing Operations	$247,700	$205,271	$951,907	$808,908
Continuing Operations Backlog (as of 01/02/05
and 12/28/03, respectively)			$91,700	$68,400

Consolidated Condensed Balance Sheets
(In thousands)			2-Jan-05	28-Dec-03
Assets
Cash			$22,164	$2,890
Accounts Receivable			142,228	129,624
Inventory			137,618	128,659
Other Current Assets			22,756	20,574
Assets of Businesses Held for Sale			42,788	101,595
Total Current Assets			367,554	383,342
Property, Plant & Equipment			194,702	206,359
Other Assets			307,542	289,969
Total Assets			$869,798	$879,670

Liabilities
Accounts Payable			$46,466	$44,235
Accrued Liabilities			86,856	75,873
Liabilities of Businesses Held for Sale			5,390	11,626
Long-Term Debt			-	-
Senior and Senior Subordinated Notes			460,000	445,000
Other Long-Term Liabilities			76,908	84,203
Total Liabilities			675,620	660,937
Shareholders’ Equity			194,178	218,733
Total Liabilities and Shareholders’ Equity			$869,798	$879,670

INTERFACE REPORTS FOURTH QUARTER AND FULL YEAR 2004 RESULTS	- 6 -

Consolidated Condensed Statements of Cash Flows	Twelve Months Ended
(in millions)	2-Jan-05	28-Dec-03

Net (Loss)	$(55.4)	$(33.3)
Depreciation, Amortization and other non-cash	33.3	34.1
Deferreds and other non-cash items	53.0	15.8
Change in Working Capital
Accounts Receivable	-	(33.9)
Inventories	(1.9)	3.2
Prepaids	1.0	(0.8)
Accounts Payable and Accrued Expenses	(1.9)	12.1
Cash Provided from (used in) Operating Activities of Continuing Operations	28.1	(2.8)
Cash Used in Operating Activities of Discontinued Operations	(18.6)	(9.0)
Cash Provided from (used in) Operating Activities	9.5	(11.8)
Cash Used in Investing Activities	(7.8)	(7.5)
Cash Provided from (used in) Financing Activities	15.2	(2.9)
Effect of Exchange Rate Changes on Cash	2.3	1.6
Net Increase (Decrease) in Cash	$ 19.2	$(20.6)

Consolidated Condensed Segment Reporting

(In millions)

	Three Months Ended			Twelve Months Ended
	2-Jan-05	28-Dec-03	% Change	2-Jan-05	28-Dec-03	% Change
Net Sales
Modular Carpet	$151.8	$125.5	21.0%	$563.4	$473.7	18.9%
Bentley Prince Street	31.0	30.5	1.6%	119.1	109.9	8.4%
Fabrics Group	46.1	44.7	3.1%	186.4	173.5	7.4%
Specialty Products	3.7	2.2	68.2%	12.8	9.3	37.6%
Total	$232.6	$202.9	14.6%	$881.7	$766.4	15.0%

Operating Income (Loss)
Modular Carpet	$19.2	$13.4		$63.9	$45.8
Bentley Prince Street	0.3	0.1		0.1	(2.4)
Fabrics Group	(1.0)	(0.9)		0.8	(9.2)
Specialty Products	(0.3)	(0.2)		(0.5)	(0.1)
Corporate Expenses and Eliminations	(2.9)	(0.6)		(3.6)	(2.8)
Total	$15.3	$11.8		$60.7	$31.3

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